EXHIBIT 23.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM ON SUPPLEMENTAL SCHEDULE TO THE CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Stockholders of
Sonesta International Hotels Corporation:

In connection with our audit of the consolidated financial statements of Sonesta International Hotels Corporation referred to in our report dated March 25, 2010, which is included in the 2010 Annual Report to Shareholders of Sonesta International Hotels Corporation and incorporated by reference in Part II of this form, we have also audited Schedule II as it relates to the year ended December 31, 2009. In our opinion, this schedule presents fairly, in all material respects, the financial data as of and for year ended December 31, 2009, required to be set forth therein.

/s/ CATURANO AND COMPANY, P.C.

 Boston, Massachusetts
 March 25, 2010